Exhibit 10.1

FIRST AMENDMENT TO THE

AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
ALPINE INCOME PROPERTY OP, LP

DESIGNATION OF 8.00% SERIES A
CUMULATIVE REDEEMABLE PREFERRED UNITS

November 10, 2025

Pursuant to Sections 4.02 and 11.01 of the Amended and Restated Agreement of Limited Partnership of Alpine Income Property OP, LP (the “Partnership Agreement”), the General Partner hereby amends the Partnership Agreement as follows in connection with the issuance of up to 2,300,000 shares of 8.00% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”) of the Parent REIT and the issuance to the Parent REIT of Series A Preferred Units (as defined below) in exchange for the contribution by the Parent REIT of the net proceeds from the issuance and sale of the Series A Preferred Stock:

1.             Designation and Number. A series of Preferred Units (as defined below), designated the “8.00% Series A Cumulative Redeemable Preferred Units” (the “Series A Preferred Units”), is hereby established. The number of authorized Series A Preferred Units shall be 2,300,000.

2.              Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Partnership Agreement. The following defined terms used in this Amendment to the Partnership Agreement shall have the meanings specified below:

“Articles Supplementary” means the Articles Supplementary of the Parent REIT filed with the State Department of Assessments and Taxation of the State of Maryland, designating the terms, rights and preferences of the Series A Preferred Stock.

“Base Liquidation Preference” shall have the meaning provided in Section 6.

“Business Day” shall have the meaning provided in the Articles Supplementary.

“Common Stock” means shares of the Parent REIT’s common stock, par value $0.01 per share.

“Common Stock Price” shall have the meaning provided in the Articles Supplementary.

“Common Stock Conversion Consideration” shall have the meaning provided in the Articles Supplementary.

“Common Unit Economic Balance” shall have the meaning provided in Section 10(h).

“Distribution Period” shall have the meaning provided in Section 5(a).

“Distribution Record Date” shall have the meaning provided in Section 5(a).

“Dividend Record Date” shall have the meaning provided in the Articles Supplementary.

“Economic Capital Account Balances” shall have the meaning provided in Section 10(h).

“Junior Units” shall have the meaning provided in Section 4.

“Liquidating Gains” shall have the meaning provided in Section 10(h).

“Liquidating Losses” shall have the meaning provided in Section 10(h).

“Loss” shall have the meaning provided in Section 10(j).

“Net Operating Income” shall have the meaning provided in Section 10(f).

“Original Issue Date” shall have the meaning provided in the Articles Supplementary.

“Parity Preferred Units” shall have the meaning provided in Section 4.

“Partnership Agreement” shall have the meaning provided in the recital above.

“Preferred Units” means all Partnership Interests designated as preferred units of limited partnership by the General Partner from time to time in accordance with Section 4.02 of the Partnership Agreement.

“Profit” shall have the meaning provided in Section 10(j).

“Series A Preferred Distribution Payment Date” shall have the meaning provided in Section 5(a).

“Series A Preferred Return” shall have the meaning provided in Section 5(a).

“Series A Preferred Stock” shall have the meaning provided in the recital above.

“Series A Preferred Units” shall have the meaning provided in Section 1.

“Target Balance” shall have the meaning provided in Section 10(h).

3.              Maturity. The Series A Preferred Units have no stated maturity and will not be subject to any sinking fund or mandatory redemption.

4.              Rank. The Series A Preferred Units will, with respect to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Partnership, rank (a) senior to all classes or series of Common Units and LTIP Units of the Partnership and any class or series of Preferred Units the Partnership may issue expressly designated as ranking junior to the Series A Preferred Units as to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Partnership (together with the Common Units and the LTIP Units, the “Junior Units”); (b) on a parity with any class or series of Preferred Units the Partnership may issue expressly designated as ranking on a parity with the Series A Preferred Units, as to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Partnership (the “Parity Preferred Units”); and (c) junior to any class or series of Preferred Units the Partnership may issue expressly designated as ranking senior to the Series A Preferred Units with respect to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Partnership. The term “Preferred Units” does not include convertible or exchangeable debt securities of the Partnership, which will rank senior to the Series A Preferred Units prior to conversion or exchange. The Series A Preferred Units will also rank junior in right of payment to the Partnership’s existing and future debt obligations.

5.              Distributions.

(a)             Subject to the preferential rights of holders of any class or series of Preferred Units of the Partnership expressly designated as ranking senior to the Series A Preferred Units as to distributions, the holders of Series A Preferred Units shall be entitled to receive, when, as and if authorized by the General Partner and declared by the Partnership, out of funds of the Partnership legally available for payment of distributions, cumulative cash distributions at the rate of 8.00% per annum of the Base Liquidation Preference (as defined below) per unit (equivalent to a fixed annual amount of $2.00 per unit) (the “Series A Preferred Return”). Such distributions shall accrue and be cumulative from, and including, the Original Issue Date, and shall be payable quarterly in arrears, on each Series A Preferred Distribution Payment Date (as defined below), commencing on December 31, 2025; provided, however, that if any Series A Preferred Distribution Payment Date is not a Business Day, then the distribution which would otherwise have been payable on such Series A Preferred Distribution Payment Date may be paid, at the General Partner’s option, on either the immediately preceding Business Day or the next succeeding Business Day, except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if paid on such Series A Preferred Distribution Payment Date, and no interest or additional distributions or other sums shall accrue on the amount so payable from such Series A Preferred Distribution Payment Date to such next succeeding Business Day. The amount of any distribution payable on the Series A Preferred Units for any period greater or lesser than a full Distribution Period (as defined below) shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions will be payable to holders of record of Series A Preferred Units as they appear on the records of the Partnership on the applicable Dividend Record Date (each, a “Distribution Record Date”). Notwithstanding any provision to the contrary contained herein, each Series A Preferred Unit outstanding on any Distribution Record Date for the determination of holders of Series A Preferred Units shall be entitled to receive any distribution with respect to such Distribution Record Date equal to the distribution paid with respect to each other Series A Preferred Unit that is outstanding on such Distribution Record Date. “Series A Preferred Distribution Payment Date” shall mean March 31, June 30, September 30 and December 31 of each year, commencing on December 31, 2025. “Distribution Period” shall mean the respective periods commencing on and including the first day of January, April, July and October of each year and ending on and including the day preceding the first day of the next succeeding Distribution Period (other than the initial Distribution Period, which shall commence on the Original Issue Date and end on and include December 31, 2025, and other than the Distribution Period during which any Series A Preferred Units are redeemed pursuant to Section 7, which shall end on and include the day preceding the redemption date with respect to the Series A Preferred Units being redeemed).

(b)              Notwithstanding anything contained herein to the contrary, distributions on the Series A Preferred Units shall accrue whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions, and whether or not such distributions are authorized or declared.

(c)              Except as provided in Section 5(d), no distributions shall be declared and paid or declared and set apart for payment, and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to, any Junior Units or Parity Preferred Units (other than a distribution paid in Junior Units) for any period, nor shall any Junior Units or Parity Preferred Units be redeemed, purchased or otherwise acquired for any consideration, nor shall any funds be paid or made available for a sinking fund for the redemption of such Units, and no other distribution of cash or other property may be made, directly or indirectly, on or with respect thereto by the Partnership (except by conversion into or in exchange for Junior Units and except for the acquisition of Series A Preferred Units, Junior Units or Parity Preferred Units in connection with a redemption of stock pursuant to the provisions of Article VII of the Charter ), unless full cumulative distributions on the Series A Preferred Units for all past Distribution Periods that have ended shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment.

(d)              When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) on the Series A Preferred Units and any Parity Preferred Units, all distributions declared upon the Series A Preferred Units and any Parity Preferred Units shall be declared pro rata so that the amount of distributions declared per Series A Preferred Unit and such Parity Preferred Units shall in all cases bear to each other the same ratio that accrued distributions per Series A Preferred Unit and such Parity Preferred Units (which shall not include any accrual in respect of unpaid distributions on such Parity Preferred Units for prior Distribution Periods if such Parity Preferred Units do not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series A Preferred Units which may be in arrears.

(e)              Holders of Series A Preferred Units shall not be entitled to any distribution, whether payable in cash, property or units, in excess of full cumulative distributions on the Series A Preferred Units as provided above. Any distribution payment made on the Series A Preferred Units shall first be credited against the earliest accrued but unpaid distributions due with respect to such units which remain payable. Accrued but unpaid distributions on the Series A Preferred Units will accumulate as of the Distribution Payment Date on which they first become payable.

6.              Liquidation Preference.

(a)              Upon any voluntary or involuntary liquidation, dissolution or winding up of the Partnership, before any distribution or payment shall be made to holders of Junior Units, the holders of Series A Preferred Units shall be entitled to be paid out of the assets of the Partnership legally available for distribution to its partners, after payment of or provision for the debts and other liabilities of the Partnership and any class or series of Preferred Units issued by the Partnership ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Partnership, senior to the Series A Preferred Units, a liquidation preference of $25.00 per unit (the “Base Liquidation Preference”), plus an amount equal to any accrued and unpaid distributions (whether or not authorized or declared) up to, but excluding, the date of payment. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Partnership are insufficient to pay the full amount of the liquidating distributions on all outstanding Series A Preferred Units and the corresponding amounts payable on any Parity Preferred Units, then the holders of the Series A Preferred Units and any Parity Preferred Units shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Written notice of any such voluntary or involuntary liquidation, dissolution or winding up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given not fewer than 30 or more than 60 days prior to the payment date stated therein, to each record holder of Series A Preferred Units at the respective addresses of such holders as the same shall appear on records of the Partnership. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Units will have no right or claim to any of the remaining assets of the Partnership. The consolidation or merger of the Partnership with or into any other corporation, trust or other entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of the property or business of the Partnership, shall not be deemed to constitute a liquidation, dissolution or winding up of the Partnership.

(b)              In determining whether a distribution (other than upon voluntary or involuntary liquidation), by distribution, redemption or other acquisition of the Partnership Units, is permitted under Delaware law, amounts that would be needed, if the Partnership were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of Series A Preferred Units shall not be added to the Partnership’s total liabilities.

7.              Redemption.

(a)              The Series A Preferred Units are not redeemable except as otherwise provided in this Section 7.

(b)              In connection with any redemption by the Parent REIT of any shares of Series A Preferred Stock pursuant to Section 5 or Section 6 of the Articles Supplementary, the Partnership shall redeem, on the date of such redemption, an equal number of Series A Preferred Units held by the Parent REIT. As consideration for the redemption of such Series A Preferred Units, the Partnership shall deliver to the Parent REIT an amount of cash equal to the amount of cash paid by the Parent REIT to the holder of such shares of Series A Preferred Stock in connection with the redemption thereof.

8.              Voting Rights. Holders of the Series A Preferred Units will not have any voting rights.

9.              Conversion.

(a)              The Series A Preferred Units are not convertible or exchangeable for any other property or securities except as otherwise provided in this Section 9.

(b)              In the event that a holder of Series A Preferred Stock exercises its right to convert the Series A Preferred Stock into Common Stock in accordance with the terms of the Articles Supplementary, then, concurrently therewith, an equivalent number of Series A Preferred Units held by the Parent REIT shall be automatically converted into a number of Common Units equal to the number of shares of Common Stock issued upon conversion of such Series A Preferred Stock; provided, however, that if a holder of Series A Preferred Stock receives cash or other consideration in addition to or in lieu of Common Stock in connection with such conversion, then the Parent REIT, as the holder of the Series A Preferred Units, shall be entitled to receive cash or such other consideration equal (in amount and form) to the cash or other consideration to be paid by the Parent REIT to such holder of the Series A Preferred Stock. Any such conversion will be effective at the same time the conversion of Series A Preferred Stock into Common Stock is effective.

(c)              No fractional units will be issued in connection with the conversion of Series A Preferred Units into Common Units. In lieu of fractional Common Units, the Parent REIT shall be entitled to receive a cash payment in respect of any fractional unit in an amount equal to the fractional interest multiplied by the Common Stock Price used in determining the Common Stock Conversion Consideration under the Articles Supplementary.

10.              Allocation of Profit and Loss.

Section 5.01 of the Partnership Agreement is hereby deleted in its entirety and the following new Section 5.01 is inserted in its place:

(a)              Profit. After giving effect to the special allocations set forth in Sections 5.01(c), (d), and (e) hereof, and subject to Section 5.01(f), Profit of the Partnership for each fiscal year of the Partnership shall be allocated to the Partners in accordance with their respective Percentage Interests.

(b)              Loss. After giving effect to the special allocations set forth in Sections 5.01(c), (d), and (e) hereof, and subject to Section 5.01(f), Loss of the Partnership for each fiscal year of the Partnership shall be allocated to the Partners in accordance with their respective Percentage Interests.

(c)              Minimum Gain Chargeback. Notwithstanding any provision to the contrary, (i) any expense of the Partnership that is a “nonrecourse deduction” within the meaning of Regulations Section 1.704-2(b)(1) shall be allocated in accordance with the Partners’ respective Percentage Interests, (ii) any expense of the Partnership that is a “partner nonrecourse deduction” within the meaning of Regulations Section 1.704-2(i)(2) shall be allocated to the Partner that bears the “economic risk of loss” of such deduction in accordance with Regulations Section 1.704-2(i)(1), (iii) if there is a net decrease in Partnership Minimum Gain within the meaning of Regulations Section 1.704-2(f)(1) for any Partnership taxable year, then, subject to the exceptions set forth in Regulations Section 1.704-2(f)(2),(3), (4) and (5), items of gain and income shall be allocated among the Partners in accordance with Regulations Section 1.704-2(f) and the ordering rules contained in Regulations Section 1.704-2(j), and (iv) if there is a net decrease in Partner Nonrecourse Debt Minimum Gain within the meaning of Regulations Section 1.704-2(i)(4) for any Partnership taxable year, then, subject to the exceptions set forth in Regulations Section 1.704(2)(g), items of gain and income shall be allocated among the Partners in accordance with Regulations Section 1.704-2(i)(4) and the ordering rules contained in Regulations Section 1.704-2(j). The manner in which it is reasonably expected that the deductions attributable to nonrecourse liabilities will be allocated for purposes of determining a Partner’s share of the nonrecourse liabilities of the Partnership within the meaning of Regulations Section 1.752-3(a)(3) shall be in accordance with a Partner’s Percentage Interest.

(d)              Qualified Income Offset.  If a Partner receives in any taxable year an adjustment, allocation or distribution described in subparagraphs (4), (5) or (6) of Regulations Section 1.704-1(b)(2)(ii)(d) that causes or increases a deficit balance in such Partner’s Capital Account that exceeds the sum of such Partner’s shares of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, as determined in accordance with Regulations Sections 1.704-2(g) and 1.704-2(i), such Partner shall be allocated specially for such taxable year (and, if necessary, later taxable years) items of income and gain in an amount and manner sufficient to eliminate such deficit Capital Account balance as quickly as possible as provided in Regulations Section 1.704-1(b)(2)(ii)(d). After the occurrence of an allocation of income or gain to a Partner in accordance with this Section 5.01(d), to the extent permitted by Regulations Section 1.704-1(b), items of expense or loss shall be allocated to such Partner in an amount necessary to offset the income or gain previously allocated to such Partner under this Section 5.01(d).

(e)              Capital Account Deficits. Loss shall not be allocated to a Limited Partner to the extent that such allocation would cause a deficit in such Partner’s Capital Account (after reduction to reflect the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6)) to exceed the sum of such Partner’s shares of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain. Any Loss in excess of that limitation shall be allocated to the General Partner. After the occurrence of an allocation of Loss to the General Partner in accordance with this Section 5.01(e), to the extent permitted by Regulations Section 1.704-1(b), Profit first shall be allocated to the General Partner in an amount necessary to offset the Loss previously allocated to the General Partner under this Section 5.01(e).

(f)               Priority Allocations With Respect To Preferred Units. After giving effect to the allocations set forth in Sections 5.01(c), (d), and (e) hereof, but before giving effect to the allocations set forth in Sections 5.01(a) and 5.01(b), Net Operating Income shall be allocated to the Parent REIT until the aggregate amount of Net Operating Income allocated to the Parent REIT under this Section 5.01(f) for the current and all prior years equals the aggregate amount of the Series A Preferred Return paid to the Parent REIT for the current and all prior years; provided, however, that the General Partner may, in its discretion, allocate Net Operating Income based on accrued Series A Preferred Return with respect to the January Series A Preferred Distribution Payment Date if the General Partner sets the Distribution Record Date for such Series A Preferred Distribution Payment Date on or prior to December 31 of the previous year. For purposes of this Section 5.01(f), “Net Operating Income” means the excess, if any, of the Partnership’s gross income over its expenses (but not taking into account depreciation, amortization, or any other noncash expenses of the Partnership), calculated in accordance with the principles of Section 5.01(j) hereof.

(g)              Allocations Between Transferor and Transferee. If a Partner transfers any part or all of its Partnership Interest, the distributive shares of the various items of Profit and Loss allocable among the Partners during such fiscal year of the Partnership shall be allocated between the transferor and the transferee Partner either (i) as if the Partnership’s fiscal year had ended on the date of the transfer or (ii) based on the number of days of such fiscal year that each was a Partner without regard to the results of Partnership activities in the respective portions of such fiscal year in which the transferor and the transferee were Partners. The General Partner, in its sole and absolute discretion, shall determine which method shall be used to allocate the distributive shares of the various items of Profit and Loss between the transferor and the transferee Partner.

(h)              Special Allocations Regarding LTIP Units. Notwithstanding the provisions of Sections 5.01(a) and (b) hereof, Liquidating Gains shall first be allocated to the LTIP Unitholders until their Economic Capital Account Balances, to the extent attributable to their ownership of LTIP Units, are equal to (i) the Common Unit Economic Balance, multiplied by (ii) the number of their LTIP Units (the “Target Balance”) and thereafter shall be allocated in accordance with Section 5.01(a);  provided, however, that unless otherwise specified by the General Partner in the grant of specific LTIP Units, no such Liquidating Gains will be allocated with respect to any particular LTIP Unit unless and to the extent that such Liquidating Gains, when aggregated with other Liquidating Gains realized since the issuance of such LTIP Unit, exceed Liquidating Losses realized since the issuance of such LTIP Unit.  Liquidating Gains that cannot be allocated to LTIP Unitholders by reason of the proviso in the immediately preceding sentence shall be allocated to the holders of Common Units.  Liquidating Gains otherwise allocable to the LTIP Unitholders pursuant to the second preceding sentence shall be allocated (i) on a “first-in, first-out” basis with respect to LTIP Units issued on different dates and (ii) on an equal basis with respect to LTIP Units issued on the same date (i.e., Liquidating Gains shall be allocated first to the LTIP Units that were issued on the earliest date, and then with respect to such LTIP Units, equally among such LTIP Units).  For this purpose, “Liquidating Gains” means net capital gains realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership, including but not limited to net capital gain realized in connection with an adjustment to the value of Partnership assets under Section 704(b) of the Code. “Liquidating Losses” means any net capital loss realized in connection with any such event. The “Economic Capital Account Balances” of the LTIP Unitholders will be equal to their Capital Account balances plus shares of Partner Nonrecourse Debt Minimum Gain or Partnership Minimum Gain (after reduction to reflect the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6)) to the extent attributable to their ownership of LTIP Units. Similarly, the “Common Unit Economic Balance” shall mean (i) the Capital Account balance of Parent REIT, plus the amount of Parent REIT’s share of any Partner Nonrecourse Debt Minimum Gain or Partnership Minimum Gain (after reduction to reflect the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6)), in either case to the extent attributable to Parent REIT’s direct or indirect ownership of Common Units and computed on a hypothetical basis after taking into account all allocations through the date on which any allocation is made under this Section 5.01(h), divided by (ii) the number of Common Units directly or indirectly owned by Parent REIT. Any such allocations shall be made among the LTIP Unitholders in proportion to the amounts required to be allocated to each under this Section 5.01(h). The parties agree that the intent of this Section 5.01(h) is to make the Capital Account balance associated with each LTIP Unit to be economically equivalent to the Capital Account balance associated with Common Units directly or indirectly owned by Parent REIT (on a per-Unit basis).  The General Partner shall be permitted to interpret this Section 5.01(h) or to amend this Agreement to the extent necessary and consistent with this intention.

(i)               Preferred Units. The General Partner shall amend this agreement from time to time to reflect the allocation of profit and loss in connection with priority distributions on any preferred units of limited partnership issued by the Partnership.

(j)               Definition of Profit and Loss. “Profit” and “Loss” and any items of income, gain, expense or loss referred to in this Agreement shall be determined in accordance with federal income tax accounting principles, as modified by Regulations Section 1.704-1(b)(2)(iv), except that Profit and Loss shall not include items of income, gain and expense that are specially allocated pursuant to Sections 5.01(c), (d), (e) or (f) hereof. All allocations of income, Profit, gain, Loss and expense (and all items contained therein) for federal income tax purposes shall be identical to all allocations of such items set forth in this Section 5.01, except as otherwise required by Section 704(c) of the Code and Regulations Section 1.704-1(b)(4). With respect to properties acquired by the Partnership, the General Partner shall have the authority to elect the method to be used by the Partnership for allocating items of income, gain and expense as required by Section 704(c) of the Code with respect to such properties, and such election shall be binding on all Partners.

(k)               Profits Interests. LTIP Units are intended to constitute “profits interests” within the meaning of Revenue Procedure 93-27, 1993-2 C.B. 343 (June 9, 1993), and Revenue Procedure 2001-43, 2001-2 C.B. 191 (August 3, 2001). For any fiscal year in which distributions are actually made to holders of LTIP Units, after all other allocations have been tentatively made pursuant to this Section 5.01, if necessary to cause the Capital Accounts relating to any LTIP Units to be equal (immediately before such distributions and so as to avoid negative Capital Accounts) to the amounts distributed to the holders of the LTIP Units, the General Partner, in its discretion, may allocate appropriate items of gross income that are accrued and realized following the issuance of the relevant LTIP Units to the holders of such LTIP Units. If there are insufficient items of gross income to be allocated to the holders of the LTIP Units, then such distributions shall, to the extent of such excess, be treated as “guaranteed payments” within the meaning of Section 707(c) of the Code.

11.           Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.

GENERAL PARTNER:

ALPINE INCOME PROPERTY GP, LLC

By: ALPINE INCOME PROPERTY TRUST, INC.,
its sole member

By:	/s/ Daniel E. Smith
Name:	Daniel E. Smith
Title:	Senior Vice President, General Counsel and Corporate Secretary

[Signature page for First Amendment to Partnership Agreement— November 10, 2025]